UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*




                             First Team Sports, Inc.
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                                (Name of Issuer)


                          Common Stock, par value $.01
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                         (Title of Class of Securities)


                                   337157 10 1
              ----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                Page 1 of 4 Pages

                                  SCHEDULE 13G

CUSIP No.    337157 10 1                    Page    2       of     4      Pages
          ---------------------                   ----------    ----------

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1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       David G. Soderquist
                       ###-##-####
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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)
                                                                            (b)


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3             SEC USE ONLY


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4             CITIZENSHIP OR PLACE OF ORGANIZATION

                       U.S.A.
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NUMBER OF      5    SOLE VOTING POWER
SHARES
BENEFICIALLY        290,425 (includes 48,000 shares obtainable upon exercise of
OWNED BY            currently exercisable options)
EACH           ----------------------------------------------------------------
REPORTING      6    SHARED VOTING POWER
PERSON
WITH                15,000
               ----------------------------------------------------------------
               7    SOLE DISPOSITIVE POWER

                    290,425 (includes 48,000 shares obtainable upon exercise of currently exercisable options)
               ----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    15,000
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          305,425 (includes 48,000 shares obtainable upon exercise of currently exercisable options)
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.3%
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12        TYPE OF REPORTING PERSON*

                  IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  First Team Sports, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1201 Lund Boulevard
                  Anoka, MN  55303

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  1201 Lund Boulevard
                  Anoka, MN  55303

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable

Item 4(a)         Amount Beneficially Owned:

                  See Cover Page Item 9

Item 4(b)         Percent of Class:

                  See Cover Page Item 11



                                Page 3 of 4 Pages

Item 4(c)     Number of Shares as to Which Such Person Has:

   (i)        sole power to vote or to direct the vote:  See Cover Page Item 5
  (ii)        shared power to vote or to direct the vote:  See Cover Page Item 6
 (iii)        sole power to dispose or direct the disposition of:  See Cover
              Page Item 7
  (iv)        shared power to dispose or direct the disposition of:  See Cover
              Page Item 8

Item 5        Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8     Identification and Classification of Members of the Group:

                  Not applicable

Item 9     Notice of Dissolution of Group:

                  Not applicable

Item 10    Certification:

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as December 31, 1995.

Dated:  January 19, 1996


                                         /s/ David G. Soderquist
                                        David G. Soderquist


                                Page 4 of 4 Pages